EXHIBIT 11

   STATEMENT RE: BASIC AND DILUTED EARNINGS (LOSS) PER SHARE
   (in thousands, except earnings (loss) per share data)

                                           Year Ended December 31,
                            ----------------------------------------------------

                                    1998             1997               1996
                               -------------     ------------      -------------

     Net  income (loss)         $   389           ($   255)         ($  905)
     Basic earnings (loss)
     per common share          $    .02          ($    .02)        ($   .07)
     Diluted earnings
     per common share          $    .02              n/a              n/a
     Weighted average
     common shares
     outstanding                 17,333              13,535           12,597
     Weighted average
     common shares
     outstanding                 18,358                n/a*             n/a*
     assuming dilution


* Common stock equivalents are considered anti-dilutive and therefore are not included in the diluted computation.